Exhibit 10(ll)

Administrative Procedures for the
Executive Management Annual Incentive Compensation Program
under the United States Steel Corporation Annual Incentive Compensation Plan
As approved by the Compensation & Organization Committee on February 22, 2016

1.
Administration. The Compensation & Organization Committee (the “Committee”) shall administer the Annual Incentive Compensation Program (the “Program”) under and pursuant to the authority provided in the Board of Directors’ April 27, 2010 delegation to the Committee and Section 3 of the United States Steel Corporation Annual Incentive Compensation Plan (the “Plan”).

A.	Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

2.
Participation/Eligibility. All management employees of the Corporation, its Subsidiaries and affiliates are eligible to participate in the Program upon designation by the Committee, in the case of Covered Employees, or, in the case of other management employees, upon designation by the Chief Executive Officer.

A.
Executive Management. All Executive Management employees (defined as those employees whose compensation is approved or reviewed by the Committee) of U. S. Steel, its subsidiaries and affiliates designated via written notice as participants are eligible to participate (“Eligible Employees” or “Participants”).

B.
New Participants. A Participant who was not a Participant on the first day of the Performance Period may, subject to the Committee’s discretion, become a Participant during the Performance Period, participating on a pro rata basis for the remaining portion of the period in which such Participant first becomes eligible to participate, but shall be ineligible to participate in this Program for any portion of a year during which the Participant participates in any other cash incentive or bonus plan or program; provided, however, that a Covered Employee (as defined in Section 162(m) of the Internal Revenue Code) may so participate only if he or she becomes a Participant effective not later than 90 days after the beginning of the Performance Period.

C.
Rights. No Participant or other employee shall have any claim to be granted an Award under the Program, and nothing contained in the Program or any Award Agreement shall confer upon any Participant any right to continue in the employ of the Corporation, its Subsidiaries or affiliates or interfere in any way with the right of the Corporation, its Subsidiaries or affiliates to terminate a Participant's employment at any time.

3.	Performance Period.

A.	Calendar year. Unless otherwise determined by the Committee at the commencement of each Performance Period, each such Performance Period shall be a calendar year.

4.	Award Pool.

A.
Amount of the Award Pool. The amount of the award pool (the “Award Pool”) shall be established by the Committee during the first 90 days of the Performance Period, and shall apply to the Section 16 officers of the Company for purposes of complying with

Section 162(m) of the Internal Revenue Code. The total amount of the Award Pool shall be the aggregate of the total Individual Maximum Awards approved by the Committee for each Section 16 officer for the Performance Period. The “Individual Maximum Award” for purposes of these Administrative Procedures shall be the Incentive Target as defined in Section 5.01 of the Plan.

B.
Funding the Pool. The funding of the Award Pool will be dependent on the achievement of the Threshold Corporation Performance Goal, which shall also be established by the Committee during the first 90 days of the Performance Period. Unless otherwise determined by the Committee, the Threshold Corporation Performance Goal shall be based on net sales, which is a permitted performance measure pursuant to Section 5.03(a) of the Plan. If the Threshold Corporation Performance Goal is achieved, the Award Pool will be funded at the level established by the Committee with respect to the degree of attainment of the Threshold Performance Goal. Should the Company fail to meet the Threshold Corporation Performance Goal, the Total Award Pool shall not be funded and no awards shall be made under the Plan for the Performance Period.

The Committee will use negative discretion pursuant to Section 5.05 of the Plan to reduce the amount of the Individual Maximum Award payable based on the Incentive Award Calculation Formula, as described below, and calculate the amount of the Incentive Award payable to each Participant for the Performance Period; provided further that any forfeitures or reductions, whether through exercise of downward discretion or otherwise, shall not be permitted to result in any increase in the amount of any Individual Maximum Award payable to any other Participant.

C.
Threshold Corporation Performance Goal. The Threshold Corporation Performance Goal for the Performance Period shall be the target assigned to one or more Performance Goals, which shall be set by the Committee during the first 90 days of the Performance Period. Unless otherwise determined by the Committee at the beginning of the relevant Performance Period, the Threshold Corporation Performance Goal will be the following objective measure:

(1)
Net Sales. Net Sales shall mean the total amount of net sales reported on the consolidated statements of operations of United States Steel Corporation, including net sales to related parties. It is intended that the target for this measure and its related performance calculation be consistent with the target and performance calculations for the Segment Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA), Total EBITDA, and Cash Flow, including the Business Plan Target Segment EBITDA, Business Plan Target Total EBITDA, and Business Plan Cash Flow, such that, to the extent an asset is excluded for any reason from the target calculation for Business Plan Target Segment EBITDA, Business Plan Total EBITDA, and Business Plan Cash Flow, the corresponding net sales, if any, are to be excluded from the Net Sales target and performance calculations, and, if an asset is included in the target calculation for the Business Plan Target Segment EBITDA, Business Plan Target Total EBITDA, and Business Plan Cash Flow, the corresponding net sales, if any, are to be included in the Net Sales target and performance calculations.

(2)	Adjustments. Subject to the foregoing, the Committee may determine that changes in accounting standards or extraordinary items (as determined by the independent accountants of the Corporation in accordance with generally accepted accounting principles), shall be excluded from the calculation of the Threshold Corporation Performance Goal to the extent permitted in Section 162(m) of the Code.

5.	Incentive Award Determination.

A.
Incentive Award Goals. The Committee will use negative discretion pursuant to Section 5.05 of the Plan to reduce the amount of the Individual Maximum Award payable based on the achievement of one or more Incentive Award Goals, which will be used in the Incentive Award Calculation Formula. Unless otherwise determined by the Committee, the Incentive Award Goals shall be the following objective measures:

(1)
Segment EBITDA and Total EBITDA. Segment EBITDA shall mean, for the Performance Period, EBITDA for each business unit (reportable segments and other businesses). Total EBITDA shall mean, for the Performance Period, total EBITDA for consolidated worldwide operations (including minority interests). EBITDA shall be determined as described in paragraph (2)(a) below.

(2)
Cash Flow. Cash Flow shall mean, for the Performance Period, EBITDA for consolidated worldwide operations (including minority interests), plus or minus changes in current receivables, inventories, and current accounts payable and accrued expenses, less consolidated worldwide capital expenditures.

(a)
EBITDA for consolidated worldwide operations (including minority interests) shall mean income from operations as reported in the consolidated statements of operations of United States Steel Corporation, plus or minus the effect of items not allocated to segments (excluding postretirement benefit expenses) as disclosed in the notes to the consolidated financial statements of United States Steel Corporation, plus depreciation, depletion and amortization as reported in the consolidated statements of cash flows of United States Steel Corporation.

(b)
Changes in current receivables, inventories, and current accounts payable and accrued expenses shall mean those amounts reported on the consolidated statements of cash flows of United States Steel Corporation.

(c)	Consolidated worldwide capital expenditures shall mean capital expenditures as reported on the consolidated statements of cash flows of United States Steel Corporation.

(3)
Safety Performance. Safety Performance, for target and actual performance purposes, shall mean the number of serious injury cases and work-related fatalities occurring during the Performance Period involving the represented and non-represented employees at the properties and operations of United States Steel Corporation and its subsidiaries as contemplated by the targets set by the Committee at the beginning of the Performance Period. A serious injury case shall mean a work-related injury that prevents an employee from returning to work for 31 or more calendar days. Whether an employee injury or fatality is “work-related,” or not, will be determined by the Corporation’s top safety officer consistent with OSHA guidelines.

B.	Adjustments. The Committee may make adjustments to the Incentive Award Goal calculations as determined by the Committee in its discretion.

C.	Setting of Individual Incentive Targets and Payout Scales.

(1)
The Individual Incentive Target, defined as a percentage of base salary (expressed for the Participant, grade level and/or position), and the Payout Scales for all levels of performance goals shall be set by the Committee.

(2)
The Individual Incentive Target shall be calculated by multiplying the designated target percentage by the actual base salary earned by the Participant during the relevant portions of the Performance Period.

(3)
The Payout Scale applied to all performance goals based on the actual performance achieved will determine the payout percent applied in the Incentive Award Calculation Formula under section 6, subject to negative adjustment by the Committee and the Individual Maximum Award for the Performance Period.

D.
Assignment of Segment EBITDA Performance Goal to Participants. The Committee shall assign to each Participant a Segment EBITDA performance goal representing the reportable segment’s performance for which the Participant is responsible for driving. Participants who are “corporate staff” executives responsible for multiple segments may be assigned a Weighted Segment EBITDA performance goal, which shall be determined by the Committee and reflect a relative weighting of the segments for which the Participant is responsible. Certain Participants (i.e., the Chief Executive Officer) may be assigned a Total EBITDA performance goal.

Should a Participant’s responsibilities change during the Performance Period with respect to the segments that are supported, the Committee shall assign the established Segment, Weighted Segment, or Total EBITDA performance goal to apply for the portion of the Performance Period related to the period for which the new responsibilities are effective.

E.
Individual Performance. Individual Performance relative to individual performance goals as specified in the Participant’s goal plan for the Performance Period will be assessed for each Participant by the Chief Executive Officer with input from the Participant’s direct manager following the end of the Performance Period. The Chief Executive Officer’s Individual Performance will be assessed by the Committee with input from the full Board of Directors. The Individual Performance assessment will impact the Participant’s calculated award as set forth under the Incentive Award Calculation Formula, however, the assessment of Individual Performance does not preclude the Committee from exercising downward discretion and/or determining that no award should be paid to a Participant for a Performance Period.

6.	Incentive Award Calculation Formula.

A.	Relative weighting. Unless otherwise determined by the Committee when establishing the Incentive Award Goals, the relative weighting assigned to each of the performance measures shall be as follows:

(1)	Segment EBITDA/Total EBITDA. Segment EBITDA/Total EBITDA shall be weighted at 50% of the Total Corporate Payout Percent.

(2)	Cash Flow. Cash Flow shall be weighted at 50% of the Total Corporate Payout Percent.

(3)
Individual Performance. Individual Performance shall be applied as a modifier to the Total Corporate Payout Percent, which is the sum of the weighted Segment EBITDA/Total EBITDA and Cash Flow payout percentages. The assessment of Individual Performance shall be quantified as a percentage between 50% (representing individual performance at a level of “needs improvement”) and 130% (representing individual performance at a level of “far exceeds expectations”), with 100% representing a level of “meets expectations.”

(4)
Safety Performance. Safety Performance shall add 5% of the Individual Incentive Target value if the Safety goal is met. If the Safety goal is not met, there shall be no impact to the award calculation.

B.
Calculated award. The calculated award for each Participant shall be determined by adding the product of the Individual Incentive Target and the Total Corporate Payout Percent, modified for Individual Performance, to the product of the Individual Incentive Target and the Safety payout percent, as illustrated below:

(Individual Incentive Target x Total Corporate Payout Percent x Individual Performance modifier) + (Individual Incentive Target x Safety Performance)

C.
Maximum award level. The maximum award level shall be 233% of the Individual Incentive Target value with achievement of the highest level of performance for the Segment EBITDA, Total EBITDA, Cash Flow, Individual Performance, and Safety Goals, further subject to the individual per‑employee maximum set forth in the Plan.

7.	Payout Mechanics.

A.	Payout determination.

(1)
Evaluation. The Committee shall determine and certify in writing the extent to which the Threshold Corporation Performance Goal for the Performance Period was satisfied following the end of the relevant Performance Period and if satisfied, determine through the exercise of negative discretion the amount of the Incentive Award payable to each Participant.

(2)	Calculation.

(a)
Rounding Performance Calculations. The calculation of actual performance for each performance measure in the Incentive Award Formula shall be rounded to the nearest decimal place consistent with the number of decimal places approved by the Committee at the time it set the relevant target, rounding up in the case of 5 or more and rounding down in the case of 4 or less.

(b)
Interpolation. Interpolation will be used to determine an Incentive Award for performance that correlates to performance between the pre-determined Segment EBITDA, Total EBITDA and Cash Flow Performance Goals. The interpolated payout percentages for Segment EBITDA, Total EBITDA and Cash Flow shall be rounded independently to the nearest whole percentage point, rounding up in the case of 5 or more and rounding down in the case of 4 or less.

(c)	Maximum award. No one Participant may receive more than $20 million in Incentive Awards for any one calendar year, as provided in the Plan.

B.	Form of Payout.

(1)
Cash and/or Common Stock. The Committee may determine to pay the awards in the form of cash or common stock, or any combination thereof, which determination may be made on a non-uniform basis among Participants.

(2)
Common Stock Awards. The determination to pay awards in the form of common stock shall be a determination to satisfy the award through shares available under the 2005 Stock Incentive Plan (or any successor plan thereto), subject to the terms and conditions of such plan, and provided that the performance period under this Program shall also count toward any minimum performance period required for an unrestricted grant of shares under such plan.

(3)
Award Unit Determination Procedure. If the Committee determines to pay all or a portion of an award in the form of common stock, the value of such award, or portion thereof, under this Program shall be converted into a number of shares of common stock by dividing (i) the value of such award, or portion thereof, by (ii) the Common Stock Unit Value, which is to be determined as follows:

(a)
Common Stock Unit Value. The Common Stock Unit Value shall be equal to the Fair Market Value (as defined in the 2005 Stock Incentive Plan, or any successor plan thereto) of a share of common stock on the date of award (Date of Award). The Date of Award shall be established prospectively by the Committee at the time it determines the award, with the goal of setting the date close in proximity to the related payroll processing date for awards under the Plan. Unless otherwise established by the Committee, the Date of Award shall be the day prior to the date the Corporation files its report on Form 10-K with the Securities and Exchange Commission for the period ending on the last date of the relevant Performance Period.

(4)
Netting of Common Stock Shares. To the extent permitted under the 2005 Stock Incentive Plan and unless otherwise determined by the Committee or an election with respect to a different medium of payment is offered to and elected by a Participant in accordance with procedures approved by the Company, the shares of common stock delivered in connection with any common stock award under this Program shall be net of any tax withholding obligation.

8.
Timing of Payments. Unless otherwise determined by the Committee in its discretion, payment of Annual Incentive Compensation, if any, under this Program with respect to any Performance Period will be paid following the Committee’s determination of such Incentive Award and following the date the Corporation files its report on Form 10-K with the Securities and Exchange Commission for the period ending on the last date of relevant Performance Period; provided, however, the payment of any such award shall be paid on or before March 15 of the year following the end of the relevant calendar year Performance Period and as provided in Section 6 of the Plan.

9.	Termination of Employment. The following provisions apply in the case of a Participant’s termination of employment during the Performance Period:

A.
Retirement, Death, or Disability. Following a Participant’s Retirement, Death or Disability, a prorated value of such Participant’s Award may be awarded by the Committee based upon the base salary earned during the Performance Period; provided that (i) such Award is calculated and delivered following the relevant Performance Period in accordance with the terms of the Plan, (ii) the relevant Threshold Corporation Performance Goal and other performance goals are achieved, (iii) the Participant is employed for a minimum period of time determined by the Committee and (iv) the Committee retains its negative discretion with respect to such awards.

(1)
Retirement. Retirement shall mean, for all purposes under the Program, the applicable Participant’s termination of employment that constitutes a separation from service under Section 409A of the Code after having satisfied the age, service and/or other requirements necessary to commence an immediate pension under either: (i) the applicable defined benefit pension plan for the Participant’s home country, regardless of whether the Participant is a participant in such pension plan, or (ii) in the case of a home country for which there is no applicable defined benefit plan, the applicable local law or regulation; provided, however, such term does not include, unless the Committee consents with knowledge of the specific facts, retirement under circumstances in which the Participant accepts employment with a company that owns, or is owned by, a business that competes with the Corporation, or its Subsidiaries or affiliates. Further, to the extent necessary under applicable local law, Retirement may have such other meaning adopted by the Committee and set forth in the applicable Award notice.

(2) Disability. Disability shall be as defined in the Plan.

B.	Resignation, Early Retirement and Other Termination. Following a Participant’s Resignation, Early Retirement or other termination, all pending Incentive Awards are forfeited.

(1)	Early Retirement. Early Retirement shall mean a retirement other than a Retirement.

10.
Forfeiture and Repayment. The Committee may determine that an Incentive Award shall be forfeited and/or any value received from the Incentive Award shall be repaid to the Corporation pursuant to any recoupment policies, rules or regulations in effect at the time of the Incentive Award.